PRESS RELEASE                                               V-ONE [LOGO]
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                                              20300 Century Boulevard, Suite 200
                                                     Germantown, Maryland  20874
                                                  1-800-495-VONE or 301-515-5200
                                                              Fax:  301-515-5280



FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Investor Relations
Merle Miller
V-ONE Corporation
301-515-5200 x5702


           V-ONE CORPORATION COMPLETES $1.2 MILLION PRIVATE PLACEMENT

GERMANTOWN, MD - March 2, 2004 - V-ONE Corporation (OTCPK: VONE) today announced the successful completion of an approximate $1.2 million private placement with institutions and accredited investors. The placement was managed by H.C.Wainwright & Co. Inc.

V-ONE will use the proceeds primarily for working capital and expanded marketing of its application layer and SSL VPN (Secure Sockets Layer Virtual Private Network) product line.

The placement consists of five-year unsecured Convertible Subordinated Debentures convertible into approximately 5.7 million common shares at $.20 per share and paying 7% per annum interest, as well as an equal number of common stock purchase warrants exercisable at $.25 per warrant.

"We are confident this funding will help accelerate our growth and allow V-ONE to pursue additional government and commercial opportunities in 2004," said Margaret Grayson, President and CEO. "We are excited about the revenue potential for our products as industry demand for application layer and SSL VPN technology increases."

Application layer and SSL VPN technology has extensive application within the Internet and satellite communications security markets.

V-ONE SmartGate(R) next generation application layer and SSL VPN security software provides cost-effective solutions for secure information sharing. V-ONE SmartGuardTM security appliances incorporate SmartGate into a rapidly deployable suite of hardware devices that are ideally suited for remote access, extranet and intranet configurations.

ABOUT V-ONE CORPORATION
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Providing enterprise-level network security protection since 1993, V-ONE
Corporation's flagship product is SmartGate(R) VPN, a client/server Virtual Private Network technology. Fortune 1000 corporations, health care organizations and sensitive government agencies worldwide use SmartGate for their integrated authentication, encryption and access control. With its patented client deployment and management capabilities, SmartGate is a compelling solution for remote access intranets and secure extranets for electronic business between trading partners, for both conventional and wireless networks. V-ONE is headquartered in Germantown, MD. Product and network security information, white papers and the Company's latest news releases may be accessed via V-ONE's World Wide Web site at www.v-one.com.

This release, other than historical financial information, may consist of forward-looking statements that involve risks and uncertainties. These statements may differ in a material way from actual future events. For instance, factors that could cause results to differ from future events include the level and timing of acceptance and implementation of the Company's products with existing customers, rapid rates of technological change and intense competition,


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extended sales cycles, rate at which results of marketing initiatives can be determined and the ability of the Company to complete strategic partnering relationships, among others. Readers are also referred to the documents filed by V-ONE Corporation with the SEC, specifically the Company's latest report on Form 10-K, which identifies important risk factors for the Company. V-ONE, SmartGate, SmartPass and "Security for a Connected World" are registered trademarks of V-ONE Corporation. SmartGuard is a trademark of V-ONE Corporation. All product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.